Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIPES ACQUISITION LLC

ARTICLE I

ORGANIZATION MATTERS

1.1 Formation. The Company was organized as a Texas limited liability company pursuant to the Certificate of Formation filed on September 14, 2007 with the Secretary of State of the State of Texas under and pursuant to the Act.

1.2 Name. The name of the Company is “Stripes Acquisition LLC”. The Company may transact business under an assumed name by filing and assumed name certificate in the manner prescribed by applicable law.

1.3 Purpose and Business. The purpose and business of the Company shall be to engage in such activities and exercise any such powers permitted to limited liability companies under the laws of the State of Texas.

1.4 Principal Office. The principal business office and registered office of the Company shall be at 4433 Baldwin Blvd., Corpus Christi, Texas or such other place in the State of Texas designated from time to time by the Sole Member. The Company shall maintain records there as required by the Act.

1.5 Term. The Company’s existence shall continue in perpetuity, unless earlier terminated by the Sole Member.

ARTICLE II

DEFINITIONS

Capitalized terms used in this Limited Liability Company Agreement and not otherwise defined herein shall have the following meanings:

Act. Title 3 of the Texas Business Organizations Code, governing limited liability companies, as the same may be amended from time to time.

Limited Liability Company Agreement. This governing limited liability company agreement of the Company, as the same may be amended from time to time.

Losses. Shall have the meaning given to that term in Section 9.9.

Officer. Each officer of the Company selected pursuant to this Limited Liability Company Agreement. “Officers” means such persons collectively in their capacities as officers of the Company.

Person. Any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust, or other entity.

Sole Member. Stripes LLC, a Texas Limited Liability Company, having its principal address at 4433 Baldwin Blvd., Corpus Christi, Texas.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contribution of the Member. The Sole Member of the Company has contributed to the Company in cash one hundred dollars ($100) in exchange for all of the membership interest in the Company.

3.2 Liability of Member. Except as otherwise provided in this Limited Liability Company Agreement or by applicable law, the Sole Member shall not be required to contribute to the capital of, or to loan any funds to, the Company and shall not be liable for the debts, liabilities or obligations of the Company beyond its capital contribution.

ARTICLE IV

ACCOUNTING AND FINANCIAL MATTERS

4.1 Books and Records. The Company shall keep and maintain such books and records and other information as may be required under the Act and shall make such materials available to the Sole Member or its assignees as provided in such Act.

4.2 Allocation of Profits and Losses. The Company’s profits and losses shall be allocated one hundred percent (100%) to the Sole Member.

4.3 Distributions. Distributions shall be made one hundred percent (100%) to the Sole Member at all times and in the aggregate amounts determined by the Sole Member.

ARTICLE V

MANAGEMENT

5.1 Management by Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Sole Member. The Sole Member shall have full charge of the management, conduct and operation of the Company business in all respects and all matters and may delegate certain aspects of their duties to one or more Officers, employees or agents. The act of the Sole Member shall be the act of the Company.

ARTICLE VI

SOLE MEMBER

6.1 Access to Records and Documents. The Sole Member may examine and copy, in person or by representative, at any reasonable time, for any proper purpose, and at its expense, all records required to be kept under the Act and any other information regarding the business, affairs, and financial condition of the Company.

6.2 Limitation of Fiduciary Obligation. Ownership of membership interests or participation in the management of the Company shall not in any way restrain the Sole Member or its officers, directors, shareholders, employees or affiliates in any other present or future business activities, whether or not any such activity is competitive with the business of the Company, or in any way (subject to the other provisions of this Limited Liability Company Agreement) preclude or restrict any of them from entering into a joint venture, partnership or other business arrangement with the Company. Neither the Sole Member nor its officers, directors, shareholders, employees or affiliates shall under any circumstances be obligated or bound to offer or present to the Company or any other Person any business opportunity of or offered to the Sole Member or its officers, directors, shareholders, employees or affiliates. The Sole Member shall not be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company so long as the Sole Member’s conduct was not in bad faith.

ARTICLE VII

OFFICERS

7.1 Employment of Officers. The Sole Member may designate one or more individuals as Officers which may include, but shall not be limited to, (i) a President, (ii) one or more Vice Presidents, (iii) a Secretary and (iv) a Treasurer, to manage or provide other services in respect to the Company’s properties or business subject to the control of the Sole Member and to be delegated such powers and authority as shall be deemed necessary and desirable by the Sole Member. The Officers shall not be required to devote their full time and energy to the Company and may act as owners, officers or in any other capacity in other, or competing, entities.

7.2 Election of Officers. The Officers of the Company shall be chosen by the Sole Member, and each shall serve at the pleasure of the Sole Member, subject to the rights, if any, of an Officer under any contract of employment.

7.3 Additional Officers. The Sole Member may appoint, and may empower the President to appoint, such additional Officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Limited Liability Company Agreement or as the Sole Member (or, to the extent the power to prescribe authorities and duties of additional Officers is delegated to him or her, the President) may from time to time determine.

7.4 Powers. Every Officer is an agent of the Company for the purpose of its business and the act of an Officer, including the execution in the name of the Company of any instrument for apparently carrying on in the usual way the business of the Company, binds the Company unless the Officer so acting otherwise lacks the authority to act for the Company and the Person with whom the Officer is dealing has knowledge of the fact that the Officer has no such authority.

7.5 Removal and Resignation of Officers. Subject to the rights, if any, of an Officer under any contract of employment, any Officer may be removed, with or without cause, by the Sole Member or by such Officer, if any, upon whom such power of removal may be conferred by the Sole Member. Any Officer may resign at any time by giving written notice to the Sole

Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

7.6 Vacancies in Office. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Sole Member. The President may make temporary appointments to a vacant office reporting to the President, pending action by the Sole Member.

7.7 President. The President shall, subject to the control of the Sole Member, have the general supervision, direction and control of the business and the offices of the Company. The President shall have the general power and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Sole Member or this Limited Liability Company Agreement.

7.8 Vice President (including any Executive Vice President). In the absence of the President or in event of his/her death, inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties as from time to time may be assigned to the Vice President by the President or by the Sole Member.

7.9 Secretary. The Secretary shall keep or cause to be kept at the principal office of the Company, or such other place as the Sole Member may direct, a book of minutes of all meetings and actions of the Sole Member, committees or other delegates of the Sole Member. The Secretary shall also keep or cause to be kept at the principal office of the Company those records required in accordance with the Act. The Secretary shall give or cause to be given notice of all meetings and consents of the Sole Member, and shall have such other powers and perform such other duties as may be prescribed by the Sole Member, the President, or this Limited Liability Company Agreement.

7.10 Treasurer. The Treasurer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all reasonable times be open to inspection by the Sole Member. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with depositories. The Treasurer shall disburse the funds of the Company as may be ordered by the President or the Sole Member, shall render to the President and the Sole Member, whenever they request it, an account of all of the Treasurer’s transactions as chief financial officer and of the financial conditions of the Company and shall have other powers and perform such other duties as may be prescribed by the Sole Member or the President or this Limited Liability Company Agreement.

7.11 Salaries. The salaries or other compensation of the Officers of the Company shall be fixed from time to time by the Sole Member.

7.12 Delegation. The Sole Member may delegate temporarily the powers and duties of any Officer of the Company, in case of such Officer’s absence or for any other reason, to any other Officer of the Company, and may authorize the delegation by any Officer of the Company of any of such Officer’s powers and duties to any agent or employee of the Company, subject to the general supervision of such Officer.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1 Dissolution and Termination. The Company shall be dissolved only upon the happening of any event which under the laws of the State of Texas causes the dissolution of a limited liability company.

8.2 Winding-up.

(a) Unless otherwise provided herein, upon the dissolution of the Company no further business shall be conducted, except for such action as shall be necessary for the winding-up of the affairs of the Company and the distribution of its assets to the Sole Member pursuant to the provisions of this Section 8.2.

(b) The Sole Member shall look solely to the assets of the Company for the return of its capital contribution, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Sole Member’s capital contribution, the Sole Member shall have no recourse against the Company or any other Person for that purpose.

8.3 Termination. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Sole Member shall execute and record all documents required to effectuate the dissolution and termination of the Company.

ARTICLE IX

MISCELLANEOUS

9.1 Checks, Drafts, Etc All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such Officers or employees of the Company as shall from time to time be authorized pursuant to this Limited Liability Company Agreement or by the Sole Member.

9.2 Resignations. Any Officer of the Company may resign at any time. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

9.3 Meetings by Telephone Conference. Subject to the provisions of this Limited Liability Company Agreement or the laws of the State of Texas concerning notice of meetings, the Sole Member may participate in and hold any meeting required or permitted under this Limited Liability Company Agreement or the laws of the State of Texas by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 9.3 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

9.4 Action Without a Meeting. Any action that may be taken at any meeting of Sole Member may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Sole Member.

9.5 Amendments. This Limited Liability Company Agreement may be amended by the action of the Sole Member.

9.6 Application of Texas Law. This Limited Liability Company Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the Act.

9.7 Headings and Sections. The headings in this Limited Liability Company Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Limited Liability Company Agreement or any provision hereof. Unless the context requires otherwise, all references in this Limited Liability Company Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Limited Liability Company Agreement.

9.8 Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, and the singular shall include the plural.

9.9 Indemnification. To the fullest extent permitted by law, the Sole Member shall be indemnified and held harmless from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which they may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not they continued to be involved in the management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Sole Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted from conduct by such Sole Member in bad faith.

9.10 Binding Effect. Except as herein otherwise provided to the contrary, this Limited Liability Company Agreement shall be binding upon and inure to the benefit of the Sole Member, its successors and permitted assigns.

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The foregoing Limited Liability Company Agreement is effective the 17th day of September, 2007.

SOLE MEMBER:

STRIPES LLC, sole member

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President and Secretary